Exhibit 5.1

SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
3000 K Street, N.W.
Suite 300
Washington, DC  20007-5116

September 29, 2000

Ursus Telecom Corporation
440 Sawgrass Corporate Parkway
Suite 112
Sunrise, Florida  33325

     Re:     Ursus Telecom Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Ursus Telecom Corporation, a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement"), relating to 149,053 shares of Common Stock of the Company, $.01 par value per share, and Common Stock underlying warrants granted by the Company (the "Shares"). The Shares may be issued by the Company to the selling shareholders set forth in the Registration Statement (the "Selling Shareholders") upon exercise by the Selling Shareholders of the warrants described in the Registration Statement (the "Warrants"). The Shares, once issued, are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein and any amendments or supplements thereto.

     As such counsel, we have examined copies of the Articles of Incorporation and By-Laws of the Company, each as in effect as of the date hereof, and the Registration Statement. We also have examined the original or reproduced or certified copies of such records of the Company, such agreements, certificates of officers and representatives of the Company and others, and such other documents, papers, statutes and authorities as we deemed necessary to form the basis of the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents supplied to us by the Company and others. As to certain matters of fact relevant to the opinions expressed herein, we have relied upon statements and certificates of officers of the Company and others.

We express no opinion with respect to the effect of any laws other than the laws of the District of Columbia, the general corporate law of the State of Delaware, and the federal laws of the United States of America. For the purposes of this opinion, we have assumed that Florida law is in every respect identical to Delaware law. We advise, however, that we are not admitted to the practice of law in the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of the Warrants (assuming payment of the exercise price of the Warrants) when issued will be validly issued, fully paid and non-assessable.


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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to us in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


                                    Very truly yours,

                                    SWIDLER BERLIN SHEREFF FRIEDMAN, LLP